Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London E14 4QA

United Kingdom

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

VIA EDGAR

October 17, 2017

Mr. Larry Spirgel, Assistant Director

Ms. Kathleen Krebs, Special Counsel

Mr. Courtney Lindsay, Staff Attorney

Mr. Terry French, Accountant Branch Chief,

Mr. Charles Eastman, Staff Accountant

AD Office 11 – Telecommunications

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	RISE Education Cayman Ltd

Registration Statement on Form F-1, as amended (Registration No. 333-220587)

Registration Statement on Form 8-A (Registration No. 001-38235)

Ladies and Gentlemen:

We hereby join RISE Education Cayman Ltd (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00p.m., Eastern Time on October 19, 2017, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we have effected the following distribution of the Company’s Preliminary Prospectus dated October 6, 2017, through the date hereof:

Preliminary Prospectus dated October 6, 2017:

2,842 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:

/s/ Jerome Leleu

	Name:	Jerome Leleu
	Title:	Authorized Signatory

[Signature Page to Underwriters’ Acceleration Request]

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:

/s/ Marc Bernstein

	Name:	Marc Bernstein
	Title:	Authorized Signatory

[Signature Page to Underwriters’ Acceleration Request]

Very truly yours,

UBS SECURITIES LLC

By:

/s/ Sam Powers

	Name:	Sam Powers
	Title:	Authorized Signatory

By:

/s/ Stephen Chang

	Name:	Stephen Chang
	Title:	Authorized Signatory

[Signature Page to Underwriters’ Acceleration Request]